Atlanta, Georgia

June 6, 2008

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. today reported financial results for the fiscal year ended March 29, 2008.

For fiscal 2008, the company reported a loss of ($0.77) million or ($0.17) per diluted share compared to a profit of $.56 million or $0.12 per diluted share for fiscal 2007. Earnings for fiscal 2007 results included a pretax profit of $18 million from the sale of the Company’s minority interest in a joint venture. Operating income for fiscal 2008 was $.14 million compared to a loss of ($12.6) million for fiscal 2007.

Revenues for fiscal 2008 increased 21.2% to $283.6 million reflecting additional pounds marketed coupled with an average price per pound increase of 11.2%. Fiscal year cost of sales increased 15.6% largely due to the continued increase in our feed ingredient prices which rose 31.5% or $23.5 million over the same period last year.

On April 10, 2008 Cagle’s announced a 4% cutback in production. Recent industry cutbacks are now being reflected in declining egg sets and chick placements which we expect to result in improved chicken prices that will outpace feed cost and return the company to positive margins.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Twelve Months Ended
	March 29	March 31
	2008	2007
Net Sales	$283,649	$233,936
Costs and Expenses:
Cost of Sales	268,477	232,290
Selling & Delivery and General & Administrative	8,579	8,667
General and Administrative	6,458	5,654
Other General Expenses	0	(63)
Total Costs and Expenses	283,514	246,548

Operating Income (Loss)	135	(12,612)

Other Income(Expense):
Interest Expense	(1,483)	(2,054)
Gain On Sale Of Unconsolidated Affiliate	0	18,323
Other Income, Net	190	358
Total Other Income (Expense),net	(1,293)	16,627

Equity In Earnings Of Unconsolidated Affiliates	0	1,317
Income Before Income Taxes	(1,158)	5,332

Income Taxes Provision	(385)	4,773
Net Income	$(773)	$559
Net Income Per Common Share	$(0.17)	$0.12

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	March 29, 2008	March 31, 2007

Current Assets	$46,420	$41,139

Other Assets	6,294	3,607

Property, Plant, and Equipment (net)	39,260	39,273

TOTAL ASSETS	$91,974	$84,019

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,269	$2,098
Trade Accounts Payable	16,025	13,581
Other Current Liabilities	7,929	6,519
Total Current Liabilities	26,223	22,198

Long-Term Debt	20,924	16,467

Total Stockholders Equity	44,827	45,354

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$91,974	$84,019